ACKNOWLEDGMENT AND RELEASE
 AGREEMENT

This Acknowledgment and Release Agreement (the “Agreement”) is entered into as of July 30, 2012, and is made by and between BCB Bancorp, Inc., (“BCB”) a New Jersey corporation and bank holding company, BCB Community Bank (the “Bank”), a New Jersey chartered bank and wholly owned subsidiary of BCB, and DONALD MINDIAK (the “Executive”).

WHEREAS, the Executive, BCB, and the Bank are parties to an Employment Agreement, dated as of the 6th day of July, 2010 (the “2010 Employment Agreement”); and

WHEREAS, the Bank and the Executive have entered into an Employment Agreement (the “Employment Agreement”), dated as of July 30, 2012;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties do hereby agree to the following:

Section 1.                      Termination of the 2010 Employment  Agreement

Executive acknowledges and agrees that, as of the moment of execution of the Employment Agreement, the 2010 Employment Agreement will terminate without any further action of any party hereto and shall be superseded by the Employment Agreement.

Section 2.                      Employee Release.

(a)           As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, judgments, losses and liabilities (including attorneys’ fees and costs), of whatsoever kind or nature, in law, equity or otherwise.

(b)           For good and valuable consideration, Executive, for and on behalf of himself and his heirs, administrators, executors and assigns, as of the date hereof, does hereby fully and forever release and discharge BCB, the Bank and their respective subsidiaries and affiliates (and their respective predecessor and successors), together with their officers, directors, partners, shareholders, employees, agents and advisors (the “Releasees”) from any and all claims that Executive had, may have had or may have against BCB, the Bank or the Releasees, for any benefits, awards or payments or any other claims under the 2010 Employment Agreement.

Section 3.                      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.

Section 4.                      Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of the 2010 Employment  Agreement  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understanding and agreements, whether oral or in writing, relating to the subject of this Agreement.

Section 5.                      Section Headings.

The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or any provision hereof

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE
By:	/s/ Donald Mindiak
Donald Mindiak

BCB BANCORP, INC.
By:	/s/ Mark Hogan
Name:	Mark Hogan
Title:	Chairman of the Board

BCB COMMUNITY BANK
By:	/s/ Mark Hogan
Name:	Mark Hogan
Chairman of the Board

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